Exhibit 99.1

Investor Contact:

Charlotte McLaughlin

HD Supply Investor Relations

770-852-9100

InvestorRelations@hdsupply.com

Media Contact:

Quiana Pinckney, APR

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply, Inc. Announces Intent to Amend Senior Secured Term Loan Facility

ATLANTA, GA — September 12, 2016 — HD Supply Holdings, Inc. (Nasdaq:HDS) today announced that its indirect wholly-owned subsidiary, HD Supply, Inc. (“HD Supply”), intends to amend its existing Senior Secured Term Loan Facility to (i) among other things, eliminate its LIBOR floor by means of a replacement tranche that will replace all of the Company’s outstanding term loans in an aggregate principal amount of $843,625,000 and (ii) issue a new tranche of term loans in an aggregate principal amount of $550,000,000, the proceeds of which the Company intends to use, together with cash on hand and borrowings under its existing ABL Credit Agreement, to redeem its outstanding $1,275,000,000 aggregate principal amount of 7.50% Senior Notes due 2020 (the “7.50% Senior Notes”) and to pay related fees and expenses.  There can be no assurance that the proposed refinancing will be completed.

This press release is for informational purposes only and does not constitute a notice of redemption under the indenture governing the 7.50% Senior Notes or an offer to sell or purchase nor the solicitation of an offer to sell or purchase any 7.50% Senior Notes or any other security and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions and information currently available to management. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our filings with the U.S. Securities & Exchange Commission (the “SEC”), including our annual report on Form 10-K for the fiscal year ended January 31, 2016, and those described from time to time in our other filings with the SEC, which can be found at the SEC’s website www.sec.gov. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.